AGREEMENT AND PLAN OF MERGER

                         DATED AS OF APRIL 5, 2001

                                   AMONG

                            APCO ARGENTINA INC.

                            APCO DELAWARE, INC.

                                    AND

                            GLOBEX ENERGY, INC.







                             TABLE OF CONTENTS
                                                                          Page

                                 ARTICLE I
                    THE MERGER; CERTAIN RELATED MATTERS

            1.1   The Merger.................................................1
            1.2   Closing....................................................2
            1.3   Effective Time.............................................2
            1.4   Effects of the Merger......................................2
            1.5   Certificate of Incorporation; Memorandum of Association....2
            1.6   Bylaws; Articles of Association............................2
            1.7   Directors and Officers of the Company After the
                  Effective Time.............................................3
            1.8   Effect on Capital Stock....................................3
            1.9   Certain Adjustments........................................4
            1.10  Option Restructuring.......................................4
            1.11  Dissenter's Rights.........................................5

                                 ARTICLE II
                          EXCHANGE OF CERTIFICATES

            2.1   Exchange Fund..............................................5
            2.2   Exchange Procedures........................................5
            2.3   Distributions with Respect to Unexchanged Shares...........6
            2.4   No Further Ownership Rights in Company Common
                  Stock or Company Preferred Stock...........................6
            2.5   No Fractional Parent Ordinary Shares.......................6
            2.6   Termination of Exchange Fund...............................7
            2.7   No Liability...............................................7
            2.8   Investment of the Exchange Fund............................7
            2.9   Lost Certificates..........................................8
            2.10  Withholding Rights.........................................8
            2.11  Further Assurances.........................................8
            2.12  Stock Transfer Books.......................................8

                                ARTICLE III
                       REPRESENTATIONS AND WARRANTIES

            3.1   Representations and Warranties of Parent...................9
            3.2   Representations and Warranties of the Company.............22
            3.3   Representations and Warranties of Merger Sub..............36

                                 ARTICLE IV
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

            4.1   Covenants of Parent.......................................36
            4.2   Covenants of the Company..................................39
            4.3   Governmental Filings......................................42
            4.4   Control of Other Party's Business.........................42

                                 ARTICLE V
                           ADDITIONAL AGREEMENTS

            5.1   Preparation of Proxy Statement; Stockholders Meetings.....42
            5.2   Principal Executive Offices of Parent After the
                  Effective Time............................................44
            5.3   Access to Information/Employees...........................44
            5.4   Reasonable Best Efforts...................................45
            5.5   Acquisition Proposals.....................................46
            5.6   Employee Benefits Matters.................................47
            5.7   Fees and Expenses.........................................47
            5.8   Directors' and Officers' Indemnification and Insurance....47
            5.9   Public Announcements......................................48
            5.10  Accountant's Letters......................................48
            5.11  Listing of Shares of Parent Ordinary Shares...............48
            5.12  Dividends.................................................49
            5.13  Acambuco Joint Venture....................................49
            5.14  Certain Tax Matters.......................................49
            5.15  Section 16 Matters........................................49
            5.16  Termination of Company Stockholders Agreement;
                  Shareholders Agreement....................................49
            5.17  Transitional Services Agreement...........................50

                                  ARTICLE VI
                             CONDITIONS PRECEDENT

            6.1   Conditions to Each Party's Obligation to
                  Effect the Merger.........................................50
            6.2   Additional Conditions to Obligations of Parent and
                  Merger Sub................................................51
            6.3   Additional Conditions to Obligations of the Company.......52

                                ARTICLE VII
                         TERMINATION AND AMENDMENT

            7.1   Termination...............................................53
            7.2   Effect of Termination.....................................54
            7.3   Amendment.................................................54
            7.4   Extension; Waiver.........................................54


                                ARTICLE VIII
                             GENERAL PROVISIONS

            8.1   Non-Survival of Representations, Warranties and
                  Agreements................................................55
            8.2   Notices...................................................55
            8.3   Interpretation............................................56
            8.4   Counterparts..............................................56
            8.5   Entire Agreement; No Third Party Beneficiaries............56
            8.6   Governing Law.............................................56
            8.7   Severability..............................................56
            8.8   Assignment................................................57
            8.9   Submission to Jurisdiction; Waivers.......................57
            8.10  Enforcement...............................................57
            8.11  Definitions...............................................57



                              LIST OF EXHIBITS


Exhibit     Title
1.5(b)      Parent Memorandum of Association Amendment
1.6(b)      Parent Articles of Association Amendment
3.2(d)      Company Financial Statements
6.1(f)      Form of Shareholders Agreement
6.1(g)      Form of Preferred Provider Services Agreement
6.2(c)(1)   Form of Skadden Tax Opinion
6.2(c)(2)   Parent Representation Letter
6.2(c)(3)   Company Representation Letter
6.3(c)(1)   Form of Fulbright Tax Opinion



            AGREEMENT AND PLAN OF MERGER, dated as of April 5, 2001 (this "Agreement"), by and among Apco Argentina Inc., a Cayman Islands corporation ("Parent"), Apco Delaware, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Globex Energy, Inc., a Delaware corporation (the "Company").

                            W I T N E S S E T H:

            WHEREAS, the Boards of Directors of Parent and the Company deem it advisable and in the best interests of each corporation and its respective stockholders that Parent and the Company engage in a business combination in order to advance the long-term strategic business interests of Parent and the Company;

            WHEREAS, the combination of Parent and the Company shall be effected by the terms of this Agreement through the merger as outlined below;

            WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent and the Company have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each (i) share of common stock, no par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined below), other than shares owned or held directly or indirectly by Parent or directly or indirectly by the Company, will be converted into ordinary shares, par value $.01 per share, of Parent ("Parent Ordinary Shares") as set forth in
Section 1.8(a) and (ii) share of Class A Preferred Stock, no par value per share, of the Company ("Company Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than shares owned or held directly or indirectly by Parent or directly or indirectly by the Company, will be converted into Parent Ordinary Shares as set forth in Section 1.8(b).

            WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:


                                 ARTICLE I

                    THE MERGER; CERTAIN RELATED MATTERS

            1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (the "Merger"). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

            1.2 CLOSING. Upon the terms and subject to the conditions set forth in Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, 10036, unless another place is agreed to in writing by the parties hereto.

            1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

            1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            1.5 CERTIFICATE OF INCORPORATION; MEMORANDUM OF ASSOCIATION.
(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

            (b) The Memorandum of Association of Parent shall be amended effective as of the Effective Time, as set forth in Exhibit 1.5(b) hereto, to change Parent's name to "Globex Energy, Inc.". The amendment to the Memorandum of Association of Parent contemplated by this Section 1.5(b) is referred to herein as the "Memorandum Amendment".

            1.6 BYLAWS; ARTICLES OF ASSOCIATION. (a) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (b) The Articles of Association of Parent shall be amended effective as of the Effective Time, as set forth in Exhibit 1.6(b) hereto, to provide that the Board of Directors of Parent shall be divided into three staggered classes, designated Class I, Class II and Class III, each serving a term of three years. The term of office of Class I, Class II and Class III directors shall be as follows: (i) at the first annual general meeting of shareholders following the Closing Date, the term of office of the Class I directors shall expire and the Class I directors nominated for election at such annual general meeting shall be elected for a full term of three years, (ii) at the second annual general meeting of shareholders following the Closing Date, the term of office of the Class II directors shall expire and the Class II directors nominated for election at such annual general meeting shall be elected for a full term of three years and
(iii) at the third annual general meeting of shareholders following the Closing Date, the term of office of the Class III directors shall expire and the Class III directors nominated for election at such annual general meeting shall be elected for a full term of three years. The amendment to the Articles of Association of Parent contemplated by this Section 1.6(b) is referred to herein as the "Articles Amendment."

            1.7 DIRECTORS AND OFFICERS OF THE COMPANY AFTER THE EFFECTIVE TIME. From and after the Effective Time, the officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. At the Closing, the Company shall deliver to the Parent evidence reasonably satisfactory to Parent of the resignations of the directors and officers of the Company, such resignations to become effective at the Effective Time.

            1.8 EFFECT ON CAPITAL STOCK. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(c)), shall be converted into 1.896 validly issued, fully paid and non-assessable Parent Ordinary Shares (the "Common Exchange Ratio").

            (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock owned by Parent or Merger Sub or held by the Company, all of which shall be canceled as provided in Section 1.8(c)), shall be converted into 3,846.154 validly issued, fully paid and non-assessable Parent Ordinary Shares (the "Preferred Exchange Ratio", and together with the Common Exchange Ratio and any cash in lieu of fractional Parent Ordinary Shares to be paid pursuant to Section 2.5, the "Merger Consideration").

            (c) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock and Company Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock or Company Preferred Stock (each a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock or Company Preferred Stock, as the case may be, except as provided herein or by law.

            (d) Each share of Company Common Stock and each share of Company Preferred Stock issued and owned by Parent or Merger Sub or held by the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Ordinary Shares of Parent or other consideration shall be delivered in exchange therefor.

            (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

            1.9 CERTAIN ADJUSTMENTS. Other than in connection with the Acambuco Contribution (as defined in Section 5.13), if, between the date of this Agreement and the Effective Time, the outstanding Parent Ordinary Shares, Company Common Stock or Company Preferred Stock shall have been changed into a different number of shares or different class by reason of any issuance, reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Common Exchange Ratio and the Preferred Exchange Ratio, as the case may be, shall be appropriately adjusted to provide to the holders of Company Common Stock and Company Preferred Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.

            1.10 OPTION RESTRUCTURING. Prior to the Effective Time, the Company shall take all necessary and desirable action such that immediately prior to the Effective Time (i) all options, warrants, convertible securities or other rights to acquire capital stock of the Company shall be exercised or terminated and accordingly, no options, warrants, convertible securities or other rights to acquire capital stock of the Company shall be outstanding (the "Option Restructuring"). Any options, warrants, convertible securities or other rights to acquire capital stock of the Company outstanding immediately prior to the Effective Time shall terminate upon the Effective Time. Schedule 1.10 sets forth a complete and accurate list, as of the date hereof and as of immediately after the Option Restructuring (but immediately prior to the Effective Time), of (i) the stockholders of the Company and the number and class of shares of capital stock of the Company owned by each such stockholder and (ii) the holders of options, warrants, convertible securities or other rights to acquire capital stock of the Company, the exercise price for such options, warrants, convertible securities or other rights to acquire capital stock of the Company, the class of capital stock of the Company such options, warrants, convertible securities or other rights to acquire capital stock are exercisable into and whether or not such options, warrants, convertible securities or other rights to acquire capital stock of the Company are exercisable. The Company has received from each holder of options, warrants, convertible securities or other rights to acquire capital stock of the Company an agreement (the "Option Exercise Agreement") that such holder will exercise such options, warrants, convertible securities or other rights to acquire capital stock of the Company prior to the Effective Time and that to the extent such options, warrants, convertible securities or other rights to acquire capital stock of the Company are not exercised such options, warrants, convertible securities or other rights to acquire capital stock of the Company shall terminate and be cancelled upon the Effective Time. The Company has provided Parent a complete and accurate copy of each Option Exercise Agreement. The Option Restructuring and all actions taken in connection with implementing the Option Restructuring shall be subject to the prior approval of Parent, such approval not to be unreasonably withheld.

            1.11 DISSENTER'S RIGHTS. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Parent.


                                 ARTICLE II

                          EXCHANGE OF CERTIFICATES

            2.1 EXCHANGE FUND. Prior to the Effective Time, Parent shall appoint Bank of New York (or one of its affiliates) to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock and Company Preferred Stock, certificates representing the Parent Ordinary Shares issuable pursuant to
Section 1.8 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

            2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more Parent Ordinary Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional Parent Ordinary Shares pursuant to Section
2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to
Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, one or more Parent Ordinary Shares evidencing, in the aggregate, the proper number of Parent Ordinary Shares, a check in the proper amount of cash in lieu of any fractional Parent Ordinary Shares pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock or Company Preferred Stock to such a transferee if the Certificate representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

            2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to Parent Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Ordinary Shares that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional Parent Ordinary Shares shall be paid to any such holder pursuant to Section
2.5 until such holder shall surrender such Certificate in accordance with
Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of Parent Ordinary Shares issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional Parent Ordinary Shares to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Ordinary Shares, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such Parent Ordinary Shares.

            2.4 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK OR COMPANY PREFERRED STOCK. All Parent Ordinary Shares issued and cash paid upon conversion of shares of Company Common Stock and Company Preferred Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and Company Preferred Stock.

            2.5 NO FRACTIONAL PARENT ORDINARY SHARES. (a) No certificates or scrip or Parent Ordinary Shares representing fractional Parent Ordinary Shares or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of Parent Ordinary Shares.

            (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock and Company Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Ordinary Share (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a Parent Ordinary Share multiplied by (ii) the closing price for a Parent Ordinary Share on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs.

            (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

            2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock and Company Preferred Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional Parent Ordinary Shares to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to Parent Ordinary Shares to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock and Company Preferred Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

            2.7 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided, that no such gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

            2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock and Company Preferred Stock formerly represented thereby, any cash in lieu of fractional Parent Ordinary Shares, and unpaid dividends and distributions on Parent Ordinary Shares deliverable in respect thereof, pursuant to this Agreement.

            2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

            2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

            2.12 STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock or Company Preferred Stock formerly represented thereby (including any cash in lieu of fractional Parent Ordinary Shares to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.


                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES

            3.1 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Parent represents and warrants to the Company as follows:

            (a)   Organization, Standing and Power; Subsidiaries.

            (i) Each of Parent and its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. The copies of the Memorandum of Association and Articles of Association of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) The Parent Disclosure Schedule sets forth a complete and accurate list of Parent's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in the Parent Disclosure Schedule, owned directly or indirectly by Parent, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Parent SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof or in the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to Parent.

            (b)   Capital Structure.

            (i) As of the date hereof, the authorized capital stock of Parent consisted of 15,000,000 Parent Ordinary Shares of which 7,360,311 shares were issued and outstanding and no shares were held in the treasury of Parent. All issued and outstanding shares of the capital stock of Parent are, and when Parent Ordinary Shares are issued in the Merger will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. As of the date hereof, there are no outstanding options, warrants convertible securities or other rights to acquire capital stock of Parent. The Parent Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Parent and the number of authorized, issued and outstanding shares of capital stock of each of such Subsidiary.

            (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of capital stock of Parent may vote are issued or outstanding.

            (iii) As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

            (c)   Authority; No Conflicts.

            (i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the requisite stockholder approval of: (i) the issuance of the Parent Ordinary Shares to be issued in the Merger (the "Share Issuance"), (ii) the Memorandum Amendment, and (iii) the Articles Amendment (collectively, the "Parent Stockholder Approval"). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Shareholder Approval. This Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by Parent does not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the Memorandum of Association and Articles of Association of Parent or any similar governing documents of any material Subsidiary of Parent, or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act, (C) the Exchange Act, (D) the DGCL with respect to the filing of the Certificate of Merger, (E) rules and regulations of NASDAQ, (F) antitrust or other competition laws of jurisdictions other than the United States, and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (F) are hereinafter referred to as "Necessary Consents."

            (d)   Reports and Financial Statements.

            (i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities Exchange Commission (the "SEC") since January 1, 1996 (collectively, including all exhibits thereto, the "Parent SEC Reports"). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.

            (ii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 31, 2000, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (e)   Information Supplied.

            (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Company stockholders or Parent shareholders or at the time of the Company Stockholders Meeting or the Parent Shareholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Merger, the Memorandum Amendment, the Articles Amendment and the Share Issuance and
(iii) recommended that the shareholders of Parent approve the Share Issuance, the Memorandum Amendment and the Articles Amendment and directed that the Share Issuance, the Memorandum Amendment and the Articles Amendment be submitted for consideration by Parent's shareholders at the Parent Shareholders Meeting.

            (g) Vote Required. The affirmative vote by a majority of the votes cast by holders of Parent Ordinary Shares is the only vote necessary to approve the Share Issuance. The only votes necessary to approve the Memorandum Amendment are an affirmative vote by special resolution of at least two-thirds of the votes cast by the holders of Parent Ordinary Shares at a general meeting. The affirmative vote by special resolution of at least two-thirds of the votes cast by the holders of Parent Ordinary Shares at a general meeting is the only vote necessary to approve the Articles Amendment.

            (h)   Litigation; Compliance with Laws.

            (i) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in the Parent Disclosure Schedule, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent, in each case which are material to Parent.

            (ii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for and material to the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the "Parent Permits"). Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, or as set forth in the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

            (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 2000, (i) Parent and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by Parent or its Subsidiaries during the period from December 31, 2000 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in Parent SEC Documents or as set forth in the Parent Disclosure Schedule, since December 31, 2000 there have not been any changes, circumstances, or events which individually or in the aggregate have had, or would reasonably be expected to have a Material Adverse Effect on the Parent.

            (j) Environmental Matters. Except as set forth in the Parent SEC Reports filed prior to the date hereof, except as set forth in the Parent Disclosure Schedule and with such exceptions as, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent or any of its Subsidiaries, threatened by any Person against, Parent or any of its Subsidiaries, and no penalty has been assessed against Parent or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; Parent and its Subsidiaries are and have been in compliance with all Environmental Laws; there are no liabilities of or relating to Parent or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability; and there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Parent has knowledge in relation to the current or prior business of Parent or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by Parent or any of its Subsidiaries which has not been previously delivered to the Company.

      For purposes of this Agreement, the term "Environmental Laws" means any federal, state, local or foreign statutes, laws (including common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits, governmental agreements or governmental restrictions relating to human health and safety, the environment or to hazardous materials, toxic materials, pollutants, contaminants, wastes, or chemicals (including petroleum and petroleum products).

            (k) Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of the Agreement: (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in and necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Parent or its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its knowledge no Intellectual Property owned or licensed by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and other similar confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

            (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except Bank of America Securities LLC whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a copy of which has been provided to the Company.

            (m) Opinion of Parent Financial Advisor. Parent has received the opinion of Banc of America Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration in the aggregate is fair to Parent, from a financial point of view, a copy of which opinion will be promptly delivered to the Company.

            (n) Taxes. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, all Federal, state, local and foreign Tax Returns required to be filed by Parent and its Subsidiaries have been timely filed and are complete and correct in all material respects. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, all Taxes shown on such Tax Returns as being due or claimed to be due from Parent and its Subsidiaries in a written statement from an authorized governmental authority have been paid other than those being contested in good faith and by appropriate proceedings timely instituted and diligently pursued and for which adequate reserves have been established on the books and records of Parent and its Subsidiaries, as the case may be, in accordance with GAAP. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any Federal, state, local or foreign income, gross receipts, property, sales, use, value added, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, addition or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation or as a result of any transferee liability, and (ii) "Tax Return" means any return, report, declaration, or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

            (o)   Agreements, Contracts and Commitments.

            (i) The Parent Disclosure Schedule sets forth a true, complete and correct list of all the following agreements, arrangements or understandings, whether written or oral, to which Parent or any of its Subsidiaries is a party, (A) agreements relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed, secured by any asset or otherwise) for amounts in excess of $1,000,000, (B) agreements for the lease of real or personal property to or from any person with lease payments in excess of $100,000 per year, (C) partnership agreements, joint venture agreements or other similar agreements relating to similar business arrangements, (D) confidentiality or noncompetition agreements other than with respect to confidentiality agreements entered into in the ordinary course of business for the benefit of Parent's or its Subsidiaries' vendors or customers, (E) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plans or arrangements for the benefit of current or former employees or directors of Parent and its Subsidiaries, (F) collective bargaining or similar agreements, (G) agreements for the employment or retention of any individual on a full-time, part-time, consulting, or other basis not terminable on less than thirty (30) days notice without penalty or cost, (H) agreements under which it has advanced or loaned any amount in excess of $10,000 to any of the employees or affiliates of Parent, except for reimbursable business expenses (as determined in accordance with Parent's established employee reimbursement policies and consistent with past practices), (I) agreements for the purchase or receipt of materials, software, supplies, goods, services, equipment or other assets that provide for either annual or aggregate payments by Parent or its Subsidiaries of $100,000 or more (other than Hydrocarbon Agreements), (J) sales, distribution, vendor or other similar agreements or arrangements providing for the sale, transfer or barter by Parent or its Subsidiaries of materials, supplies, goods, services, equipment, or other assets that provide for either annual or aggregate payments to Parent of $100,000 or more (other than Hydrocarbon Agreements), (K) agreements or term sheets relating to the acquisition or disposition of any business or assets of Parent (whether by merger, sale of stock, sale of assets or otherwise), excluding documentation relating to this Agreement and agreements or terms sheets in existence prior to December 31, 1998,
      (L) Hydrocarbon Agreements and (M) other agreements which are material to Parent (collectively the "Parent Material Agreements").

            (ii) Parent has delivered to the Company a true, complete and correct copy of each Parent Material Agreement.

            (iii) Each Parent Material Agreement is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of Parent or its Subsidiaries, as the case may be, enforceable in accordance with its terms and will continue to be so on identical terms immediately following the consummation of the transactions contemplated by this Agreement, and Parent or its Subsidiaries, as the case may be, are not in default under any of such agreements, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by Parent or its Subsidiaries, as the case may be. No other party to any of the Parent Material Agreements (A) is, to the knowledge of Parent, in default in the performance of any covenant or obligation to be performed by it pursuant to any such Parent Material Agreement or (B) has given notice that it intends to terminate, or alter in any way adverse to Parent, its performance under such Parent Material Agreement.

            (p)   Employee Benefit Plans.

                  (i) The Parent Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any trade or business, whether or not incorporated (a "Parent ERISA Affiliate"), that, together with Parent would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Parent or a Parent ERISA Affiliate is party, whether written or oral, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of Parent or any of its Subsidiaries (the "Parent Benefit Plans").

                  (ii) With respect to each Parent Benefit Plan, Parent has heretofore delivered or made available to the Company true and complete copies of each of the following documents: (A) a copy of the Parent Benefit Plan and any amendments thereto; (B) a copy of the two most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if required under ERISA; (C) a copy of the most recent Summary Plan Description (including supplements) required under ERISA with respect thereto; (D) if the Parent Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof and all related agreements; and
(E) the most recent determination letter received from the Internal Revenue Service with respect to each Parent Benefit Plan intended to qualify under
Section 401(a) of the Code.

                  (iii) No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any Parent ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due).

                  (iv) No Parent Benefit Plan has, to the knowledge of Parent, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA).

                  (v) With respect to each Parent Benefit Plan subject to Title IV of ERISA (the "Title IV Parent Benefit Plans"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                  (vi) No Title IV Parent Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Parent Benefit Plan ended prior to the Closing Date nor has there been any application for waiver of the minimum funding standards imposed by
Section 412 of the Code. All contributions required to be made with respect to any Parent Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet.

                  (vii) No Parent Benefit Plan is a "multiemployer plan", as defined in Section 3(37) of ERISA, nor is any Parent Benefit Plan a plan described in Section 4063(a) of ERISA.

                  (viii)Each Parent Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, the rules and regulations thereunder and all applicable collective bargaining agreements and each Parent Benefit Plan intended to be "qualified" under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect. To the knowledge of Parent, there is no fact, condition or set of circumstances existing that could adversely affect such favorable determination. To the knowledge of Parent, there are no investigations pending in respect of any Parent Benefit Plan by any governmental entity.

                  (ix) No Parent Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees (or their beneficiaries) of Parent or any of its Subsidiaries for periods extending beyond their respective dates of retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits under any "pension plan" or
(C) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (x) Except as set forth in the Parent Disclosure Schedule, no amounts payable or that could become payable under the Parent Benefit Plans may fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

                  (xi) Except as set forth in the Parent Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or
(C) require the immediate funding or financing of any compensation or benefits.

                  (xii) Each Parent Benefit Plan that has been adopted or maintained by Parent or any of its Subsidiaries, whether formally or informally, for the benefit of employees of Parent or any of its Subsidiaries outside of the United States (a "Parent Foreign Benefit Plan") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all regulatory laws that are applicable to such Parent Foreign Benefit Plan. No Parent Foreign Benefit Plan has unfunded liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Affect on Parent.

                  (xiii)There are no pending, threatened or anticipated claims by or on behalf of any Parent Benefit Plan, by any employee or beneficiary covered under any such Parent Benefit Plan, or otherwise involving any such Parent Benefit Plan (other than routine claims for benefits).

            (q) Labor Matters. Parent has complied, in all material respects, with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including ERISA, the Code, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act (the "WARN Act"), any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance ("COBRA"), labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

            (r) Title to Assets. Except as set forth in the Parent SEC Reports or the Parent Disclosure Schedule, Parent or one of its Subsidiaries has Defensible Title to all of its Oil and Gas Interests. Except as set forth in the Parent SEC Reports or the Parent Disclosure Schedule, each Oil and Gas Interest included or reflected in the Parent Ownership Interests entitles Parent to receive, directly or indirectly, not less than the undivided interest set forth in (or derived from) the Parent Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Parent Oil and Gas Interest that is borne or to be borne, directly or indirectly, by Parent is not greater than the undivided interest set forth in (or derived from) the Parent Ownership Interests. Except for Permitted Encumbrances, Parent and each of its Subsidiaries has Defensible Title to its material assets (other than the Oil and Gas Interests of Parent). All leases pursuant to which Parent or its Subsidiaries lease any material assets are in full force and effect, and Parent has not received any notice of default under any such lease. The Parent Disclosure Schedule sets forth a complete and accurate list of all material real property, other than Oil and Gas Interests, that is owned or leased by Parent or its Subsidiaries.

            (s) Parent Engineering Report. All information supplied to the engineering firm preparing the applicable report by or on behalf of Parent that was material to the evaluation of Parent's Oil and Gas Interests in connection with the preparation of the Parent Engineering Report was (at the time supplied or as modified or amended prior to the issuance of the Parent Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserves or property interests that occurred in the ordinary course of business since December 31, 1999 and except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no material adverse change with respect to the matters addressed in the Parent Engineering Report.

            (t) Oil and Gas Operations. Except as set forth in the Parent SEC Reports, to the knowledge of Parent, as to wells not operated by Parent, and without qualification as to knowledge, as to wells operated by
Parent:

            (i) As of the respective dates reflected thereon, (A) none of the wells included in the Oil and Gas Interests of Parent has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, (B) Parent has not received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from Parent, and (C) Parent has not received any payment for production which is subject to refund or recoupment out of future production;

            (ii) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Parent that would reasonably be expected to have a Material Adverse Effect on Parent;

            (iii) All wells included in the Oil and Gas Interests of Parent have been drilled and, if completed, operated, and produced in accordance with customary oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations;

            (iv) Parent has neither agreed to nor is it now obligated to abandon any well operated by it and included in the Oil and Gas Interests of Parent that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and customary oil and gas industry practices;

            (v) Proceeds from the sale of Hydrocarbons produced from and attributable to Parent's Oil and Gas Interests are being received by Parent in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $50,000 and held in suspense in the ordinary course of business); and

            (vi) No Person has any call on, option to purchase, or similar rights with respect to Parent's Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Parent will have the right to market production from Parent's Oil and Gas Interests on terms no less favorable than the terms upon which such company is currently marketing such production.

            (u) Hydrocarbon Sales and Purchase Agreements. Except as set forth in the Parent SEC Reports:

            (i) None of the Hydrocarbon Agreements of Parent or its Subsidiaries has required since December 31, 1999, or will require as of or after the Effective Time, Parent or its Subsidiaries (A) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract for a term of one month with an unaffiliated third-party purchaser or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract for a term of one month with an unaffiliated third- party seller;

            (ii) Each of the Hydrocarbon Agreements of Parent and its Subsidiaries is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of Parent or its Subsidiaries, and to the knowledge of Parent, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of Parent or its Subsidiaries;

            (iii) There are no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Parent or its Subsidiaries, and Parent and its Subsidiaries have not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Parent or its Subsidiaries;

            (iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of Parent and its Subsidiaries have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

            (v) No purchaser under any Hydrocarbon Sales Agreement of Parent or its Subsidiaries has notified Parent or its Subsidiaries (or, to the knowledge of Parent, the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of Parent or its Subsidiaries or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise; and

            (vi) The Hydrocarbon Agreements of Parent and its Subsidiaries are of the type customarily found in the oil and gas industry, and do not, individually or in the aggregate, contain unduly burdensome provisions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

            (v) Financial and Commodity Hedging. Parent has no currently outstanding Hydrocarbon or financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts).

            (w) Restrictions on Business Activities. Neither Parent nor any of its employees is a party to or bound by any noncompetition agreement or any other similar agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any portion of the business of Parent or its Subsidiaries is conducted or would be proposed to be conducted but for such restriction. There is no agreement (noncompetition, field of use, or otherwise), judgment, injunction, order or decree to which Parent or any of its Subsidiaries is a party or otherwise binding upon Parent which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries.

            (x) Indemnification Obligations. There are no actions, proceedings or other events pending or threatened against any officer or director of Parent which could give rise to any indemnification obligation of Parent to its officers and directors under its Memorandum of Association, Articles of Association or any agreement between Parent and any of its officers or directors.

            (y) Entre Lomas Oil and Gas Concession. (i) Except as set forth on the Parent Disclosure Schedule or the Parent SEC Documents, to the best of Parent's knowledge after due inquiry, Petrolera Perez Companc S.A. ("Petrolera") (A) operates the Entre Lomas oil and gas concession ("Entre Lomas Concession") in accordance with customary oil and gas field practices of Argentina, (B) has Defensible Title to all of its Oil and Gas Interests relating to the Entre Lomas Concession, (C) has obtained and maintained all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for or material to the operation of the Entre Lomas Concession and Petrolera has not received any notices of violations with respect to any laws, ordinances or regulations of any Governmental Entity, or any Environmental Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, (D) has no Actions pending or threatened, against or affecting it or affecting the Entre Lomas Concession, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against it or the Entre Lomas Concession, in each case which are material to the operation and business of Parent's interests in the Entre Lomas Concession and (E) has no contracts, requires no consents and is subject to no litigation which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

            (ii) To the best of Parent's knowledge, the Parent Disclosure Schedule sets forth each agreement, arrangement or understanding relating to the Entre Lomas Concession which is material to the operations and business of Parent's interests in the Entre Lomas Concession. Except as set forth on the Parent Disclosure Schedule, to the best of Parent's knowledge, neither Petrolera nor any other party is in violation of any such material agreement, arrangement or understanding, whether written or oral, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute a violation by a party thereto. To the best of Parent's knowledge, each such material agreement, arrangement or understanding is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. Parent has previously provided to the Company accurate and complete copies of such material agreements, arrangements and understandings.

            3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), the Company represents and warrants to Parent as follows:

            (a)   Organization, Standing and Power; Subsidiaries.

            (i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The copies of the Certificate of Incorporation and By-Laws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (ii) The Company Disclosure Schedule sets forth a complete and accurate list of the Company's Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in the Company Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to the Company.

            (b)   Capital Structure.

            (i) As of the date hereof, the authorized capital stock of the Company consisted of: (A) 2,222,222 shares of Company Common Stock, of which 1,077,999.78 shares were issued and outstanding and 31,111 shares were held in the treasury of the Company; and (B) 500 shares of Company Preferred Stock, all of which were issued and outstanding. All issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. As of the date hereof, there are outstanding no options, warrants, convertible securities or other rights of the Company other than options and other rights to acquire capital stock of the Company representing in the aggregate the right to purchase 33,110.11 shares of Company Common Stock (collectively, the "Company Stock Options") under the plans listed in Section 3.2 of the Company Disclosure Schedule (the "Company Stock Option Plans").
      Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of (A) each stockholder of the Company and the number and class of capital stock of the Company owned by such stockholder and (B) the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under any Company Benefit Plan (as defined below) or otherwise, the holders of such Company Stock Options or other rights, the dates of grant and the exercise prices thereof. The Company Disclosure Schedule sets forth a complete and accurate list of each Subsidiary of the Company and the number of authorized, issued and outstanding shares of capital stock of each of such Subsidiary.

            (ii) Immediately after the Option Restructuring and immediately prior to the Effective Time, the authorized capital stock of the Company will consist of 2,222,222 shares of Company Common Stock, of which 1,092,724.42 shares will be issued and outstanding and 500 shares of Company Preferred Stock, all of which will be issued and outstanding. Immediately after the Option Restructuring, and immediately prior to the Effective Time, all issued and outstanding shares of the capital stock of the Company will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. Immediately after the Option Restructuring and immediately prior to the Effective Time, there will be no outstanding options, warrants, convertible securities or other rights to acquire capital stock from the Company.

            (iii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

            (iv) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no, and as of immediately after the Option Restructuring and immediately prior to the Effective Time there will be no, securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no, and as of immediately after the Option Restructuring and immediately prior to the Effective Time, there will be no, outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

            (c)   Authority; No Conflicts.

            (i) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (ii) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the Certificate of Incorporation or By-laws of the Company or any similar governing documents of any material Subsidiary of the Company, (B) the Company Stockholders Agreement (as defined below), or (C) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

            (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (d)   Company Financial Statements.

            (i) The audited consolidated financial statements of the Company for the fiscal years 1999, 1998, 1997, 1996 and 1995 and the unaudited consolidated interim financial statements of the Company for the nine month period ended September 30, 2000 (including any related notes, schedules and opinions to each such financial statement) are attached hereto as Exhibit 3.2(d) (collectively, the "Company Financial Statements"). The Company Financial Statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates and for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.

            (ii) Since September 30, 2000, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (e)   Information Supplied.

            (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company stockholders or Parent shareholders or at the time of the Company Stockholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

            (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and approve the Merger, and directed that this Agreement and the transactions contemplated hereby (including the Merger) be submitted for consideration by the Company's stockholders at the Company Stockholders Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby or thereby.

            (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock voting together as a class to adopt this Agreement and approve the Merger (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

            (h)   Litigation; Compliance with Laws.

            (i) There are no Actions pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company, in each case which are material to the Company.

            (ii) The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for and material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. Neither the Company nor its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

            (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.2, since December 31, 1999, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by the Company or any of its Subsidiaries during the period from December 31, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Since December 31, 1999, there have not been any changes, circumstances or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

            (j) Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, no notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any Person against, the Company or any of its Subsidiaries, and no penalty has been assessed against the Company or any of its Subsidiaries, in each case, with respect to any matters relating to or arising out of any Environmental Law; the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; there are no liabilities of or relating to the Company or any of its Subsidiaries relating to or arising out of any Environmental Law of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability; and there has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been previously delivered to Parent.

            (k) Intellectual Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in and necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and
(iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

            (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company except McDonald Investments Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been provided to Parent.

            (m) Taxes. All Federal, state, local and foreign Tax Returns required to be filed by Company and its Subsidiaries have been timely filed and are complete and correct in all material respects. All Taxes shown on such Tax Returns as being due or claimed to be due from Company and its Subsidiaries in a written statement from an authorized governmental authority have been paid other than those being contested in good faith and by appropriate proceedings timely instituted and diligently pursued and for which adequate reserves have been established on the books and records of Parent and its Subsidiaries, as the case may be, in accordance with GAAP.

            (n)   Agreements, Contracts and Commitments.

            (i) The Company Disclosure Schedule sets forth a true, complete and correct list of all the following agreements, arrangements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party, (A) agreements relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed, secured by any asset or otherwise) for amounts in excess of $1,000,000, (B) agreements for the lease of real or personal property to or from any person with lease payments in excess of $100,000 per year, (C) partnership agreements, joint venture agreements or other similar agreements relating to similar business arrangements, (D) confidentiality or noncompetition agreements other than with respect to confidentiality agreements entered into in the ordinary course of business for the benefit of the Company's or its Subsidiaries' vendors or customers, (E) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plans or arrangements for the benefit of current or former employees or directors of the Company and its Subsidiaries, (F) collective bargaining or similar agreements, (G) agreements for the employment or retention of any individual on a full-time, part-time, consulting, or other basis not terminable on less than thirty (30) days notice without penalty or cost, (H) agreements under which it has advanced or loaned any amount in excess of $10,000 to any of the employees or affiliates of the Company, except for reimbursable business expenses (as determined in accordance with the Company's established employee reimbursement policies and consistent with past practices), (I) agreements for the purchase or receipt of materials, software, supplies, goods, services, equipment or other assets that provide for either annual or aggregate payments by the Company or its Subsidiaries of $100,000 or more (other than Hydrocarbon Agreements),
      (J) sales, distribution, vendor or other similar agreements or arrangements providing for the sale, transfer or barter by the Company or its Subsidiaries of materials, supplies, goods, services, equipment, or other assets that provide for either annual or aggregate payments to the Company of $100,000 or more (other than Hydrocarbon Agreements), (K) agreements or term sheets relating to the acquisition or disposition of any business or assets of the Company (whether by merger, sale of stock, sale of assets or otherwise), excluding documentation relating to this Agreement and agreements or terms sheets in existence prior to December 31, 1998,
      (L) Hydrocarbon Agreements; and (M) other agreements which are material to the Company (collectively the "Company Material Agreements").

            (ii) The Company has delivered to Parent a true, complete and correct copy of each Company Material Agreement.

            (iii) Each Company Material Agreement is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, enforceable in accordance with its terms and will continue to be so on identical terms immediately following the consummation of the transactions contemplated by this Agreement, and the Company or its Subsidiaries, as the case may be, are not in default under any of such agreements, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default by the Company or its Subsidiaries, as the case may be. No other party to any of the Company Material Agreements (A) is, to the knowledge of the Company, in default in the performance of any covenant or obligation to be performed by it pursuant to any such Company Material Agreement or
      (B) has given notice that it intends to terminate, or alter in any way adverse to the Company, its performance under such Company Material Agreement. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement which provides for payments in the event of a change of control.

            (o)   Employee Benefit Plans.

                  (i) The Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation or ownership plan, program, agreement or arrangement, each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, consulting, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), that, together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or a Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of the Company or any of its Subsidiaries (the "Company Benefit Plans").

                  (ii) With respect to each Company Benefit Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents: (A) a copy of the Company Benefit Plan and any amendments thereto; (B) a copy of the two most recent annual reports on Internal Revenue Service Form 5500 and actuarial reports, if required under ERISA; (C) a copy of the most recent Summary Plan Description (including supplements) required under ERISA with respect thereto; (D) if the Company Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof and all related agreements; and
(E) the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under
Section 401(a) of the Code.

                  (iii) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any Company ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).

                  (iv) No Company Benefit Plan has, to the knowledge of Parent, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA).

                  (v) With respect to each Company Benefit Plan subject to Title IV of ERISA (the "Title IV Company Benefit Plans"), the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                  (vi) No Title IV Company Benefit Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Company Benefit Plan ended prior to the Closing Date nor has there been any application for waiver of the minimum funding standards imposed by
Section 412 of the Code. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Closing Date have been timely made or are reflected on the balance sheet.

                  (vii) No Company Benefit Plan is a "multiemployer plan", as defined in Section 3(37) of ERISA, nor is any Company Benefit Plan a plan described in Section 4063(a) of ERISA.

                  (viii)Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code, the rules and regulations thereunder and all applicable collective bargaining agreements and each Company Benefit Plan intended to be "qualified" under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to such effect. To the knowledge of the Company, there is no fact, condition or set of circumstances existing that could adversely affect such favorable determination. To the knowledge of the Company, there are no investigations pending in respect of any Company Benefit Plan by any governmental entity.

                  (ix) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees (or their beneficiaries) of the Company or any of its Subsidiaries for periods extending beyond their respective dates of retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits under any "pension plan" or
(C) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (x) Except as set forth in the Company Disclosure Schedule, no amounts payable or that could become payable under the Company Benefit Plans may fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

                  (xi) Except as set forth in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer or (C) require the immediate funding or financing of any compensation or benefits.

                  (xii) Each Company Benefit Plan that has been adopted or maintained by the Company or any of its Subsidiaries, whether formally or informally, for the benefit of employees of Company or any of its Subsidiaries outside of the United States (a "Company Foreign Benefit Plan") has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all regulatory laws that are applicable to such Company Foreign Benefit Plan. No Company Foreign Benefit Plan has unfunded liabilities that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Affect on the Company.

                  (xiii)There are no pending, threatened or anticipated claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any such Company Benefit Plan, or otherwise involving any such Company Benefit Plan (other than routine claims for benefits).

            (p) Labor Matters. The Company has complied, in all material respects, with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices.

            (q) Title to Assets. Except as set forth in the Company Disclosure Schedule, the Company or one of its Subsidiaries has Defensible Title to all of its Oil and Gas Interests. Except as set forth in the Company Disclosure Schedule, each Oil and Gas Interest included or reflected in the Company Ownership Interests entitles the Company to receive, directly or indirectly, not less than the undivided interest set forth in (or derived from) the Company Ownership Interests of all Hydrocarbons produced, saved and sold from or attributable to such Oil and Gas Interest, and the portion of the costs and expenses of operation and development of such Company Oil and Gas Interest that is borne or to be borne, directly or indirectly, by the Company is not greater than the undivided interest set forth in (or derived from) the Company Ownership Interests. Except for Permitted Encumbrances, the Company and each of its Subsidiaries has Defensible Title to its material assets (other than the Oil and Gas Interests of the Company). All leases pursuant to which the Company or its Subsidiaries lease any material assets are in full force and effect, and the Company has not received any notice of default under any such lease. The Company Disclosure Schedule sets forth a complete and accurate list of all material real property, other than Oil and Gas Interests, that is owned or leased by the Company

            (r) Company Engineering Report. All information supplied to the engineering firm preparing the applicable report by or on behalf of the Company that was material to the evaluation of the Company 's Oil and Gas Interests in connection with the preparation of the Company Engineering Report was (at the time supplied or as modified or amended prior to the issuance of the Company Engineering Report) true and correct in all material respects. Except for changes in classification or values of oil and gas reserves or property interests that occurred in the ordinary course of business since December 31, 1999 and except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no material adverse change with respect to the matters addressed in the Company Engineering Report.

            (s) Oil and Gas Operations. To the knowledge of the Company, as to wells not operated by the Company, and without qualification as to knowledge, as to wells operated by the Company:

            (i) As of the respective dates reflected thereon, (A) none of the wells included in the Oil and Gas Interests of the Company has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, (B) the Company has not received any deficiency payment under any gas contract for which any Person has a right to take deficiency gas from the Company and (C) the Company has not received any payment for production which is subject to refund or recoupment out of future production;

            (ii) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of the Company that would reasonably be expected to have a Material Adverse Effect on the Company;

            (iii) All wells included in the Oil and Gas Interests of the Company have been drilled and, if completed, operated, and produced in accordance with customary oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations;

            (iv) The Company has neither agreed to nor is it now obligated to abandon any well operated by it and included in the Oil and Gas Interests of the Company that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and customary oil and gas industry practices;

            (v) Proceeds from the sale of Hydrocarbons produced from and attributable to the Company 's Oil and Gas Interests are being received by the Company in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $50,000 and held in suspense in the ordinary course of business); and

            (vi) No Person has any call on, option to purchase, or similar rights with respect to the Company 's Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, the Company will have the right to market production from the Company 's Oil and Gas Interests on terms no less favorable than the terms upon which such company is currently marketing such production.

            (t)   Hydrocarbon Sales and Purchase Agreements.

            (i) None of the Hydrocarbon Agreements of the Company or its Subsidiaries has required since December 31, 1999, or will require as of or after the Effective Time, the Company or its Subsidiaries (A) to have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract for a term of one month with an unaffiliated third-party purchaser or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract for a term of one month with an unaffiliated third-party seller;

            (ii) Each of the Hydrocarbon Agreements of the Company and its Subsidiaries is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of the Company or its Subsidiaries, and to the knowledge of the Company, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of the Company or its Subsidiaries;

            (iii) There are no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of the Company or its Subsidiaries, and the Company and its Subsidiaries have not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of the Company or its Subsidiaries;

            (iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of the Company and its Subsidiaries have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

            (v) No purchaser under any Hydrocarbon Sales Agreement of the Company or its Subsidiaries has notified the Company or its Subsidiaries (or, to the knowledge of the Company , the operator of any property) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of the Company or its Subsidiaries or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise; and

            (vi) The Hydrocarbon Agreements of the Company are of the type customarily found in the oil and gas industry and do not, individually or in the aggregate, contain unduly burdensome provisions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

            (u) Financial and Commodity Hedging. The Company has no currently outstanding Hydrocarbon or financial hedging positions (including fixed price controls, collars, swaps, caps, hedges or puts).

            (v) Restrictions on Business Activities. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its employees is a party to or bound by any noncompetition agreement or any other similar agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries is conducted or would be proposed to be conducted but for such restriction. There is no agreement (noncompetition, field of use, or otherwise), judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries.

            (w) Indemnification Obligations. There are no actions, proceedings or other events pending or threatened against any officer or director of the Company which could give rise to any indemnification obligation of the Company to its officers and directors under its Certificate of Incorporation, Bylaws or any agreement between the Company and any of its officers or directors.

            (x) Registered Securities. The Company does not have any securities registered, or required to be registered, under Section 12 of the Exchange Act.

            (y) Alba and Stag Oil and Gas Concessions. (i) Except as set forth on the Company Disclosure Schedule, to the best of the Company's knowledge after due inquiry, (A) Apache Energy Limited ("Apache") operates the oil and gas field relating to Production License No. WA-15-L (the "Stag Concession") and CMS Oil and Gas (E.G.) Ltd. ("CMS") operates the oil and gas field relating to the Alba Production Sharing Contract Area (the "Alba Concession") in each case in accordance with customary oil and gas field practices of the countries in which such concession is operated, (B) each of Apache and CMS have Defensible Title to all of their Oil and Gas Interests relating to the Stag Concession and Alba Concession, respectively, (C) each of Apache and CMS have obtained and maintained all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for or material to the operation of the Stag Concession and Alba Concession, as the case may be, and each of Apache and CMS, as the case may be, have not received any notices of violations with respect to any laws, ordinances or regulations of any Governmental Entity, or any Environmental Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (D) each of Apache and CMS have no Actions pending or threatened, against or affecting either of them, the Stag Concession or the Alba Concession, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against either of them or affecting the Stag Concession or the Alba Concession in each case which are material to the operation and business of the Company's interest in the Stag Concession or the Alba Concession, and (E) each of Apache and CMS have no contracts, require no consents and are subject to no litigation which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

            (ii) To the best of the Company's knowledge, the Company Disclosure Schedule sets forth each agreement, arrangement or understanding relating to the Stag Concession and Alba Concession which is material to the operation and business of the Company's interest in the Stag Concession and the Alba Concession, as the case may be. Except as set forth on the Company Disclosure Schedule, to the best of the Company's knowledge, neither Apache nor CMS, as the case may be, nor any other party is in violation of any such material agreement, arrangement or understanding, whether written or oral, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute a violation by a party thereto. To the best of the Company's knowledge, each such material agreement, arrangement or understanding is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement. The Company has previously provided to Parent accurate and complete copies of such material agreements, arrangements and understandings.


            3.3 REPRESENTATIONS AND WARRANTIES OF MERGER SUB. Merger Sub represents and warrants to the Company as follows:

            (a) Organization. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent.

            (b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

            (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                 ARTICLE IV

                 COVENANTS RELATING TO CONDUCT OF BUSINESS

            4.1   COVENANTS OF PARENT.

            (a) Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, including the Parent Disclosure Schedules, or as required by applicable law or a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) Parent and its Subsidiaries shall carry on their respective businesses in the ordinary and usual course of business, consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their respective current business organizations, use reasonable best efforts to keep available the services of their respective current directors, officers, employees, independent contractors and consultants and preserve their relationships with those persons, customers, suppliers and vendors having business dealings with them to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time and without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, except as expressly contemplated or permitted by this Agreement, including the Parent Disclosure Schedules, or as required by applicable law or a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, Parent shall not, and shall cause its Subsidiaries not to:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of capital stock of Parent or any of its Subsidiaries, except for dividends or other distributions made by Parent in the ordinary course of business consistent with past practices, (B) split, combine or reclassify capital stock of Parent or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Parent or any of its Subsidiaries, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of Parent or any of its Subsidiaries, (D) pay or set aside a "sinking fund" for the payment of any principal amount of outstanding debt securities of Parent or any of its Subsidiaries, or
      (E) consummate or enter into an agreement to recapitalize Parent or any of its Subsidiaries;

            (ii) issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any Lien any shares of capital stock of Parent or any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, options or calls to acquire, any capital stock of Parent or any of its Subsidiaries;

            (iii) amend the Parent Memorandum of Association, Parent Articles of Association or any similar governing documents of any Subsidiary of Parent;

            (iv) reincorporate the jurisdiction of Parent from the Cayman
      Islands;

            (v) merge, consolidate or reorganize Parent or any of its Subsidiaries with any other person (other than the Merger of Merger Sub with and into the Company);

            (vi) form, join, participate or agree to form, join or participate in the business, operations, sales, distribution, or development of any other person or contribute assets, employees, cash or customers or other resources to any such arrangement, other than in the ordinary course of business consistent with past practices;

            (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

            (viii)sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than sale of inventories and other Hydrocarbons in the ordinary course of business consistent with past practices;

            (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries or any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person;

            (x) make, commit or otherwise agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $3 million or, in the aggregate, are in excess of $5 million;

            (xi) settle or compromise or agree to settle or compromise any Tax liability or make any Tax election;

            (xii) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices;

            (xiii)enter into, adopt or amend in any material respect or terminate any benefit plan or similar policy or agreement involving Parent or any of its Subsidiaries and one or more of their respective directors, officers, employees or agents;

            (xiv) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Parent or its Subsidiaries, or by the terms of any employment agreement or other arrangement in existence on the date hereof which have been set forth on the Parent Disclosure Schedule, increase the compensation of any director, officer, employee or agent of or consultant to Parent or its Subsidiaries or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

            (xv) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of Parent or its Subsidiaries other than in the ordinary course of business consistent with past practice;

            (xvi) change in any respect its method of Tax accounting or Tax practice, or its accounting policies, methods or procedures;

            (xvii)enter into any agreement with any director, officer, employee or stockholder of Parent or its Subsidiaries or amend, modify or change the terms and conditions of any such agreement;

            (xviii) modify, amend, alter or change terms, provisions or rights and obligations of any Parent Material Agreement;

            (xix) take any action or omit to take any action which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent;

            (xx) take any action or omit to take any action which would reasonably be expected to materially delay or materially adversely affect the ability of any of the parties to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby;

            (xxi) take any action that would prevent or impede the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code or fail to take any action necessary to permit the Merger to qualify as such a reorganization;

            (xxii)take any action that would cause the representations and warranties set forth in Section 3.1 hereof to no longer be true and correct;

            (xxiii) authorize, or commit or agree to take, any of the foregoing actions.

            4.2   COVENANTS OF THE COMPANY.

            (a) Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, including the Company Disclosure Schedules, or required by applicable law or by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed) the Company and its Subsidiaries shall carry on their respective businesses in the ordinary and usual course of business, consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use reasonable best efforts to preserve intact their respective current business organizations, use reasonable best efforts to keep available the services of their respective current directors, officers, employees, independent contractors and consultants and preserve their relationships with those persons, customers, suppliers and vendors having business dealings with each of them to the end that their respective goodwill and ongoing business shall be unimpaired at the Effective Time and without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article VII hereof or the Effective Time, except as expressly contemplated or permitted by this Agreement, including the Company Disclosure Schedules, or as required by applicable law or a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Company shall not, and shall cause its Subsidiaries not to,:

            (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of capital stock of The Company or any of its Subsidiaries, (B) split, combine or reclassify capital stock of The Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of The Company or any of its Subsidiaries, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of The Company or any of its Subsidiaries, (D) pay or set aside a "sinking fund" for the payment of any principal amount of outstanding debt securities of The Company or any of its Subsidiaries, or (E) consummate or enter into an agreement to recapitalize The Company or any of its Subsidiaries;

            (ii) issue, deliver, sell, transfer, pledge or otherwise encumber or subject to any Lien any shares of capital stock of The Company or any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, options or calls to acquire, any capital stock of The Company or any of its Subsidiaries;

            (iii) amend the Company Certificate of Incorporation, the Company By-Laws or any similar governing documents of any Subsidiary of the Company;

            (iv) reincorporate the jurisdiction of the Company from State of Delaware;

            (v) merge, consolidate or reorganize the Company or any of its Subsidiaries with any other person (other than the Merger of Merger Sub with and into the Company);

            (vi) form, join, participate or agree to form, join or participate in the business, operations, sales, distribution, or development of any other person or contribute assets, employees, cash or customers or other resources to any such arrangement, other than in the ordinary course of business consistent with past practices;

            (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any person, other than purchases of raw materials or supplies in the ordinary course of business consistent with past practice;

            (viii)sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, other than sale of inventories and other Hydrocarbons in the ordinary course of business consistent with past practices;

            (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person;

            (x) make, commit or otherwise agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $3 million or, in the aggregate, are in excess of $5 million;

            (xi) settle or compromise or agree to settle or compromise any Tax liability or make any Tax election;

            (xii) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices;

            (xiii)enter into, adopt or amend in any material respect or terminate any benefit plan or similar policy or agreement involving the Company or any of its Subsidiaries and one or more of their respective directors, officers, employees or agents;

            (xiv) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of the Company or its Subsidiaries, or by the terms of any employment agreement or other arrangement in existence on the date hereof which have been set forth on the Company Disclosure Schedule, increase the compensation of any director, officer, employee or agent of or consultant to the Company or its Subsidiaries or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

            (xv) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Intellectual Property of the Company or its Subsidiaries other than in the ordinary course of business consistent with past practice;

            (xvi) change in any respect its method of Tax accounting or Tax practice, or its accounting policies, methods or procedures;

            (xvii)enter into any agreement with any director, officer, employee or stockholder of the Company or its Subsidiaries or amend, modify or change the terms and conditions of any such agreement;

            (xviii) modify, amend, alter or change terms, provisions or rights and obligations of any Company Material Agreement;

            (xix) take any action or omit to take any action which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company;

            (xx) take any action or omit to take any action which would reasonably be expected to materially delay or materially adversely affect the ability of any of the parties to obtain any approval of any Governmental Entity required to consummate the transactions contemplated hereby;

            (xxi) take any action that would prevent or impede the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code or fail to take any action necessary to permit the Merger to qualify as such a reorganization;

            (xxii)take any action that would cause the representations and warranties set forth in Section 3.2 hereof to no longer be true and correct;

            (xxiii) authorize, or commit or agree to take, any of the foregoing actions.

            4.3 GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Parent and the Company shall file all reports required to be filed by each of them with all Governmental Entities between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

            4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                 ARTICLE V

                           ADDITIONAL AGREEMENTS

            5.1 PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETINGS. (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent shall prepare and file a registration statement on Form S-4 or such other applicable form with respect to the issuance of Parent Ordinary Shares in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Parent's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party. Parent will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Parent's shareholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Preferred Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and the Company.

            (b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Company Stockholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement and approval of the Merger by the Required Company Vote; and the Board of Directors of the Company shall recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Company Recommendation"); provided the foregoing shall not prohibit accurate disclosure to the extent required by applicable law (and such disclosure shall not be deemed to be a Change in Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise.

            (c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date as soon as reasonably practicable (the "Parent Stockholders Meeting") for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful action to solicit the approval of the Share Issuance, the Memorandum Amendment and the Articles Amendment and the Board of Directors of Parent shall recommend approval of the Share Issuance and adoption of the Memorandum Amendment and the Articles Amendment by the shareholders of Parent to the effect as set forth in Section 3.1(f) (the "Parent Recommendation"), and shall not Change in any manner adverse to the Company such recommendation or take any action or make any statement in connection with the Parent Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation"); provided the foregoing shall not prohibit accurate disclosure to the extent required by applicable law (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of Parent does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Company its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise.

            5.2 PRINCIPAL EXECUTIVE OFFICES OF PARENT AFTER THE EFFECTIVE TIME. The principal executive offices of Parent after the Effective Time shall be located in Houston, Texas.

            5.3 ACCESS TO INFORMATION/EMPLOYEES. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and
(b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. Any such information obtained pursuant to this Section 5.3 ("Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement or any other agreement related hereto and will be kept confidential by the party obtaining such information and all persons obtaining such information on such party's behalf or who obtain such information from such party. Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of disclosure by a party or its Representatives, or (B) is or becomes available to a party (other than the disclosing party) or its Representatives that is not known by the non-disclosing party to have any obligation not to disclose such information. Notwithstanding the foregoing, Confidential Information may be disclosed by a party (x) to its directors, officers, employees, representatives (including financial advisors, attorneys and accountants) or agents (collectively "Representatives") who need to know such information if the party informs such Representatives of the confidential nature of such information and directs them to treat such information confidentially and to use such information for no purpose other than as specifically permitted by the Agreement and (y) if the party is legally required to make such disclosure as a result of a court order, subpoena or similar legal process, provided that prior to such disclosure, the disclosing party gives to the other party prompt written notice of its receipt of such order or subpoena or similar document so that the other party has a reasonable opportunity prior to disclosure to obtain a protective order (if disclosure of Confidential Information is so required, the disclosing party shall disclose only that portion of such information that is so required and shall assist the other party in obtaining protective orders or undertakings that confidential treatment will be accorded to any such information furnished). In the event of termination of this Agreement, each party will promptly return to the other party all Confidential Information in its possession (including all written materials prepared or supplied by or on its behalf containing or reflecting any Confidential Information) and will not retain any copies, extracts or other reproductions in whole or in part of any Confidential Information. Any work papers, memoranda or other writings prepared by a party or its Representatives derived from or incorporating any Confidential Information shall be destroyed promptly upon termination of this Agreement, with such destruction confirmed to the other party in writing. Any oral Confidential Information will continue to be subject to the terms of this Section 5.3. Each party shall be responsible for the breach of the terms of this Section
5.3 by its Representative. Any investigation by Parent or the Company shall not affect the representation and warranties of the Company and Parent, as the case may be.

            5.4 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Nothing in this Agreement shall require any of Parent and its Subsidiaries or the Company and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiary (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

            (b) Subject to Section 5.4(a), if any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

            5.5 ACQUISITION PROPOSALS. Without limitation on any of such party's other obligations under this Agreement (including under Article IV hereof), each of Parent and the Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the assets (including stock of Subsidiaries) of such party and its Subsidiaries, taken as a whole, having an aggregate value equal to $5,000,000 or more, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of Parent and the Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, Parent and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Parent or the Company, as the case may be, shall promptly notify the other party of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of it or its Subsidiaries or with any of its or its Subsidiaries' officers, directors, employees, agents or other representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of Parent and the Company agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers. Each of Parent and the Company agrees that it will, and will cause its officers, directors, employees, agents and other representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of Parent and the Company agrees that it will use reasonable best efforts to promptly inform its officers, directors, employees, agents and other representatives of the obligations undertaken in this Section 5.5.

            5.6 EMPLOYEE BENEFITS MATTERS. The Company shall prior to the Effective Time cause the Global Exploration Inc. Restricted Management Stock Bonus Plan, the Global Exploration Inc. 1998 Stock Option and any other plans, agreements or arrangements (other than the Option Exercise Agreements) relating to options, warrants, convertible securities or other rights to acquire capital stock of the Company to be terminated and be of no further force and effect.

            5.7 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be paid 50% by Parent and 50% by the Company, and (c) Expenses of The Williams Companies, Inc.'s counsel in connection with preparation of this Agreement and the transactions contemplated thereby shall be paid by Parent. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

            5.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time.

            5.9 PUBLIC ANNOUNCEMENTS. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

            5.10 ACCOUNTANT'S LETTERS. (a) Parent shall use reasonable best efforts to cause to be delivered to the Company two letters from Parent's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Parent and the Company, in form reasonably satisfactory to the Company and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            (b) The Company shall use reasonable best efforts to cause to be delivered to Parent two letters from the Company's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to the Company and Parent, in form reasonably satisfactory to Parent and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            5.11 LISTING OF SHARES OF PARENT ORDINARY SHARES. Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be issued in the Merger and Parent Ordinary Shares to be reserved for issuance upon exercise of the Company Rollover Options to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date.

            5.12 DIVIDENDS. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends, if any, with respect to Parent Ordinary Shares, Company Common Stock and Company Preferred Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Ordinary Shares, Company Common Stock and Company Preferred Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Ordinary Shares and/or Company Common Stock and/or Company Preferred Stock or any Parent Ordinary Shares that any such holder receives in exchange for such shares of Company Common Stock in the Merger.

            5.13 ACAMBUCO JOINT VENTURE. Immediately prior to the Effective Time, all of the outstanding shares of capital stock of Northwest Argentina Corporation, a Utah corporation and the record holder of a one and one-half percent (1 1/2 %) interest in the "Acambuco" Area Joint Venture Agreement, shall be contributed to Parent in exchange for Parent's issuance of 58,769 Parent Ordinary Shares to Williams Western Holdings Company, Inc. (the "Acambuco Contribution"). The Acambuco Contribution is conditioned on the receipt of any necessary approvals and consents (governmental or third party) required to consummate such contribution.

            5.14  CERTAIN TAX MATTERS.

            (a) The Company shall not, and shall not permit any of its Subsidiaries to, take any action, or fail to take any action (including, but not limited to, the failure to file appropriate Tax reports or Tax information statements) that would prevent, impede or be inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code.

            (b) Each of Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to, take any action, or fail to take any action (including, but not limited, to the failure to file appropriate Tax reports or Tax information statements) that would prevent, impede or be inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code.

            5.15 SECTION 16 MATTERS. Parent shall take all such steps as may be required to cause acquisitions of Parent equity securities (including derivative securities, if applicable) in connection with this Agreement by each individual who, at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP and the Company shall cooperate with and provide all necessary assistance to Parent in connection therewith.


            5.16 TERMINATION OF COMPANY STOCKHOLDERS AGREEMENT; SHAREHOLDERS AGREEMENT.

            Prior to the Effective Time, the Company shall take all necessary and desirable action such that immediately on or prior to the Effective Time (i) the Stockholders Voting Agreement, dated October 29, 1996 between the Company and the stockholders of the Company (the "Company Stockholders Agreement"), and any other similar agreements or arrangements shall be terminated and no longer in effect and (ii) the stockholders of the Company immediately prior to the Effective Time who will become shareholders of Parent as a result of the Merger shall have entered into the Shareholders Agreement (as defined below).

            5.17  TRANSITIONAL SERVICES AGREEMENT.

            At the Effective Time, Parent shall enter into a transitional services agreement with Williams International Services Company or one or its affiliates ("Williams Services") relating to administrative services which Williams Services have previously provided to Parent, such transitional administrative services agreement to be reasonably acceptable to the Company.


                                 ARTICLE VI

                            CONDITIONS PRECEDENT

            6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) Stockholder Approval. (i) The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement and approval of the Merger by the stockholders of the Company and (ii) Parent shall have obtained the required shareholder approval of the Share Issuance, the Memorandum Amendment and the Articles Amendment by the shareholders of Parent.

            (b) No Injunctions or Restraints, Illegality. No judgment, decree, statute, law, ordinance, rule or regulation shall have been entered, enacted, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect,
(i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

            (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3, all consents, approvals and actions of, filings with and notices to any Governmental Entity required of Parent, the Company or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

            (d) NASDAQ Listing. The Parent Ordinary Shares to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NASDAQ.

            (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

            (f) Shareholders Agreement. Williams Global Energy (Cayman) Limited and the stockholders of the Company immediately prior to the Effective Time who will become shareholders in Parent as a result of the Merger shall have entered into the Shareholders Agreement (the "Shareholders Agreement") in the form attached hereto as Exhibit 6.1(f).

            (g) Preferred Provider Services Agreement. Williams
International Company and Parent shall have entered into the Preferred Provider Services Agreement in the form attached hereto as Exhibit 6.1(g).

            (h) Parent Board. The number of directors on the Board of Directors of Parent shall have been increased to nine and such Board of Directors shall be comprised as set forth in Section 2(b) of the Shareholders Agreement.

            6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

            (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer and the chief operating officer of the Company to such effect.

            (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

            (c) Tax Opinion. Parent shall have received from Skadden, Arps, Slate, Meagher & Flom, LLP and its affiliated law practice entities, special tax counsel to Parent, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems reasonably necessary).

            (d) Option Restructuring. The Option Restructuring shall have occurred.

            (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

            (f) Dissenting Shares. As of the Company's Stockholders Meeting and as of immediately prior to the Closing, no stockholder of the Company shall have demanded or otherwise notified the Company that such stockholder intends to seek dissenters' rights in accordance with the DGCL.

            (g) Revolving Credit Facility. Any consents or other approvals required or that may be required under the Company Credit Agreement as a result of the Merger, this Agreement or the other transactions contemplated hereby shall have been obtained.

            6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Parent set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

            (b) Performance of Obligations of Parent. Parent shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

            (c) Tax Opinion. The Company shall have received from Fulbright & Jaworski L.L.P., counsel to the Company, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to the Company deems reasonably necessary).

            (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, circumstance or effect which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

            (e) Registration of Argentine Branch. The registration with the appropriate Argentine governmental authority of Parent's Argentine Branch shall have been completed and such registration shall not have resulted in proposed fines, proposed taxes or other costs to Parent of $10,000,000 or more.


                                ARTICLE VII

                         TERMINATION AND AMENDMENT

            7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

            (a)   By mutual written consent of Parent and the Company;

            (b) By either the Company or Parent, if the Effective Time shall not have occurred on or before October 31, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and provided further that if on the Termination Date the conditions to Closing set forth in Section 6.1(c) shall not have been fulfilled but all other conditions to Closing shall be fulfilled or shall be capable of being fulfilled then the Termination Date shall be automatically extended to December 31, 2001;

            (c) By either the Company or Parent, if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Section 6.1(c), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

            (d) By either the Company or Parent, if the approvals of the stockholders of either Parent or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

            (e) By either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by the Company) or Section 6.3(a) or
Section 6.3(b) (in the case of a breach by Parent), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the party alleged to be in breach;

            7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 3.1(l), Section 3.2(l), Section 5.3, Section 5.7, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its material breach of this Agreement.

            7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                ARTICLE VIII

                             GENERAL PROVISIONS

            8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

            8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Parent or Merger Sub, to:

                  Attention: Randall L. Barnard
                  One Williams Center, Suite 4900
                  Tulsa, Oklahoma  74172
                  Phone:      (918) 573-2390
                  Fax:  (918) 573-2167

                  with a copy to:

                  Attention: James Cundiff, Esq.
                  One Williams Center
                  Tulsa, Oklahoma  74172
                  Phone:      (918) 573-5459
                  Fax:  (918) 573-8051

                  Attention: Jerome W. Jakubik, Esq.
                  Baker & McKenzie
                  One Prudential Plaza
                  130 East Randolph Drive
                  Chicago, IL  60601
                  Phone:      (312) 861-8000
                  Fax:  (312) 861-2899

            (b)   if to the Company to:

                  Attention: Gene Kornegay
                  820 Gessner, Suite 1680
                  Houston, TX  77024
                  Phone:      (713) 463-7710
                  Fax:  (713) 463-7722

                  with a copy to:

                  Attention: Arthur H. Rogers, Esq.
                  Fulbright & Jaworski LLP
                  1301 McKinney, Suite 5100
                  Houston, TX  77010
                  Phone:      (713) 651-5151
                  Fax:  (713) 651-5246

            8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

            8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

            8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            8.11  DEFINITIONS.  As used in this Agreement:

            (a) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

            (c) "Company Credit Agreement" means the Credit Agreement, dated as of October 30, 1998 among Global Exploration, Inc., Globex International, and Globex Far East, as the Borrowers, and Certain
Commercial Lending Institutions, as the Lenders, and Canadian Imperial Bank of Commerce, as Issuer and as Agent for the Lenders and CIBC Oppenheimer Corp., as Arranger, as amended.

            (d) "Company Engineering Report" means the reserve reports listed on Schedule 8.11(d) covering the Company Ownership Interests.

            (e) "Company Ownership Interests" means the ownership interests of the Company listed on Schedule 8.11(e) in the Oil and Gas Interests of the Company.

            (f) "Defensible Title" means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

            (g) "Hydrocarbons" means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

            (h) "Hydrocarbon Agreement" means any of the Hydrocarbon Sales Agreements and Hydrocarbon Purchase Agreements.

            (i) "Hydrocarbon Purchase Agreement" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Parent, the Company or their respective Subsidiaries, as applicable, is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate the purchaser to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

            (j) "Hydrocarbon Sales Agreement" means any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Parent, the Company or their respective Subsidiaries, as applicable, is a seller of Hydrocarbons (other than "spot" sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's-length contract for the same term with an unaffiliated third party purchaser).

            (k) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

            (l) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

            (m) "Oil and Gas Interest(s)" means: (a) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

            (n) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

            (o) "Parent Engineering Report" means the reserve reports listed on Schedule 8.11(o) covering the Parent Ownership Interests.

            (p) "Parent Ownership Interests" means the ownership interests listed on Schedule 8.11(p) of Parent in the Oil and Gas Interests of Parent.

            (q) "Permitted Encumbrances" means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or are being contested in good faith by appropriate proceedings; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators and other similar Liens arising by operation of law in the ordinary course of business; (c) Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation (other than ERISA) which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or the Company, as applicable;
(e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on property and not materially impairing the value of the assets of Parent or the Company, as applicable, or interfering with the ordinary conduct of the business of Parent or the Company, as applicable, or rights to any of their assets; and (f) Liens created or arising by operation of law to secure a party's obligations as a purchaser of oil and gas.

            (r) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

            (s) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
(i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    APCO ARGENTINA INC.


                                    By: /S/ John C. Bumgarner, Jr.
                                        --------------------------
                                        Name:   John C. Bumgarner, Jr.
                                        Title:  President



                                    APCO DELAWARE, INC.


                                    By: /S/ John C. Bumgarner, Jr.
                                        --------------------------
                                        Name:   John C. Bumgarner, Jr.
                                        Title:  President



                                    GLOBEX ENERGY, INC.


                                    By: /s/ C. John Miller
                                        ---------------------
                                        Name:  C. John Miller
                                        Title: President and CEO